Exhibit 8


                              Amended and Restated
                  Description of Equitable's Issuance, Transfer
                     and Redemption Procedures for Policies
                        Pursuant to Rule 6e-2(b)(12)(ii)
                                 January 1, 1997

         Set forth below is the information called for under Rule 6e-2(b)(12)(ii) under the Investment Company Act of 1940 ("1940 Act"). That rule provides an exemption for separate accounts, their investment advisers, principal underwriters and sponsoring insurance company from Sections 22(d), 22(e), and 27(c)(1) of the 1940 Act, and Rule 22(c)-1 promulgated thereunder, for issuance, transfer and redemption procedures under variable life insurance policies to the extent necessary to comply with Rule 6e-2, state administrative law or established administrative procedures of the life insurance company. In order to qualify for the exemption, procedures must be reasonable, fair and not discriminatory and they must be disclosed in the registration statement filed by the separate account.

         Equitable's Separate Account I is registered under the 1940 Act. Within the Separate Account are the following investment funds: The High Yield Fund, the Aggressive Stock Fund, the Common Stock Fund, the Balanced Fund, the Money Market Fund and the Intermediate Government Securities Fund. Procedures apply equally to each of the Funds and for purposes of this description are defined in terms of the Account, except where a discussion of each is necessary. Each Fund invests in shares of a corresponding investment portfolio of The Hudson River Trust ("the Trust"), a "series" type of mutual fund registered under the 1940 Act. The investment experience of the Separate Account Funds depends on the performance of the corresponding Trust portfolios.

         Equitable believes its procedures meet the requirements of Rule 6e-2(b)(12)(ii) and states the following:

         1. Because of the insurance nature of Equitable's variable life insurance policies ("policies") and due to the requirements of state insurance laws, the procedures necessarily differ in significant respects from procedures for mutual funds and contractual plans for which the 1940 Act was designed.

         2. Many of the procedures used by Equitable have been adopted from its established procedures for its fixed benefit life insurance policies.


---------------------------
*Subsequent to the most recent amendments to Rule 6e-2, Congress has amended the 1940 Act to make Section 27(c)(1) inapplicable to the Policies, although the substance of that provision was retained in a new Section 27(i)(2)(A). On the assumption that the references to Section 27(c)(1) in Rule 6e-2(b)(12)(ii) may now be interpreted to refer to Section 27(i)(2)(A), this Exhibit continues to refer to Section 27(c)(1).

         3. In structuring its procedures to comply with Rule 6e-2, state insurance laws and its administrative procedures, Equitable has attempted to comply with the intendment of the 1940 Act, to the extent deemed feasible.

         4.   In  general,   state  insurance  laws  require  that   Equitable's
procedures be reasonable, fair and not discriminatory.

         5. Because of the nature of the insurance product, it is often difficult to determine precisely when Equitable's procedures deviate from those required under Sections 22(d), 22(e) or 27(c)(1) of the 1940 Act or rule 22c-1 thereunder. Accordingly, set out below is a summary of the principal policy provisions and procedures which may be deemed to constitute, either directly or indirectly, such a deviation. The summary, while comprehensive, does not attempt to treat each and every procedure or variation which might occur and does include certain procedural steps which do not constitute deviations from the above-cited sections or rule.

I.       "Redemption Procedures":
         Surrender and Related Transactions
         ---------------------------------

         This section will outline those procedures which differ in certain significant respects from redemption procedures for mutual funds and contractual plans. Equitable's policies provide for the payment of monies to a policyowner or beneficiary upon presentation of a policy. The principal difference between Equitable's "redemption" procedures and those in a mutual fund or contractual plan context is that the payee will not receive a pro rata or proportionate share of the Account's assets within the meaning of the 1940 Act. The amount received by the payee will depend upon the particular benefit for which the policy is presented, including, for example, the cash surrender value or death benefit. There are also certain policy provisions -- such as options on lapse and the loan privilege -- under which the policy will not be presented to Equitable but which will affect the policyowner's benefits and may involve a transfer of the assets supporting the policy reserve out of the Account. Finally, state insurance law may require that certain requirements be met before Equitable is permitted to make payments to the payee.

                          a. Surrender for Cash Values
                             -------------------------

         Unless premiums are in default for more than three months, (1) Equitable will pay the cash surrender value within seven days after receipt, at its Administrative Office, of the policy or proof of loss and a signed request for surrender and any other requirements dictated by state law. Computations with respect to the investment experience of the Account will be made at the end of each business day. Generally, a business day is any day we are open and the New York Stock Exchange is open for trading. However, we are closed on Martin Luther King Day and the Friday after Thanksgiving Day. This will enable Equitable to pay a cash value on surrender based on the next computed value after a request is received. The surrender is effective on the date the request is received at Equitable's Administrative Office.

         The cash value at the end of a policy year is equal to the reserve for a standard mortality risk policy. (For "SP-1"(TM) and "The Champion"(TM), this is the Account Value.) The cash value between policy anniversaries may increase or decrease from day to day depending on the investment experience of the Account, based on the relationship of the assumed rate of investment return to the actual rate of return in accordance with the policy. No minimum amount of cash value is guaranteed.

         Except for single premium policies, calculation of cash value (for purposes of policy surrenders) for any day during a given policy year (i.e., fractional durations) will take into account the extent to which premiums are paid beyond that day. Accordingly, all other things being equal, a cash value will be higher at fractional durations where premiums are paid on an annual, rather than a more frequent, basis (although the cash values will be identical on the anniversary date). The formula for determining the cash value during the first policy year is designed to cover, as far as possible, a deduction for administrative expenses incurred before the policy is issued. The formula for calculating the cash value will have the effect of charging for the cost of insurance on a pro rata basis over the policy year and for administrative charges and state premium taxes. For the "Basic" and "Expanded" policies, this formula will have the effect of charging certain maximum percentage deductions from premiums for "sales load" (20% of the basic annual premium for the first policy year; 14.5% for the second through fourth policy years; and 7.25% after the fourth policy year).

----------
(1) Under such circumstances, the assets supporting the cash value would be held in Equitable's general account rather than in the Account.

         For the "SP-1" (single premium) policies, a "contingent deferred sales load" at a maximum of 9% of the single premium, reducing to zero after 10 years, will be deducted from the Account Value to produce the cash surrender value. And for The Champion(TM) policies, a "contingent deferred sales load" will also be deducted (22.5% of the basic annual premium for the first policy year, 15% for the second year and decreasing until it reaches zero after 10 years).

         Equitable will make the payment of cash surrender value out of its general account and, at the same time, transfer assets from the Account to the general account in an amount equal to the policy reserves in the Account.

         In lieu of payment of the cash value in a single sum upon surrender of a policy, an election may be made to apply all or a portion of the proceeds under one of the fixed benefit payment options described in the policies or, with the approval of Equitable, a combination of options. The election may be made by the policyowner during his lifetime, or, if no election is in effect at his death, by the beneficiary. An option in effect at death may not be changed to another form of benefit after death. An option is available only if the proceeds to be applied are $2,500 or more and would result in periodic payments of at least $25.(2) The settlement options are subject to the restrictions and limitations set forth in the policies.

         Equitable's policies do not contain a partial surrender feature. Instead, as an administrative accommodation, Equitable permits a policy to be "split" and one of the post-split policies to be surrendered. The continuing policy must meet minimum face amount or premium requirements. For post-split surrenders of "SP-1 or "Champion" policies, any applicable contingent deferred sales load will be charged.

                                 b. Death Claims
                                    ------------

         Equitable will pay a death benefit to the beneficiary within seven days after receipt, at its regional Life Insurance Center, of the policy, due proof of death of insured, and all other requirements necessary(3) to make payment.

----------
(2)Older series of policies require that the proceeds be $2,000 or more and result in periodic payments of at least $20.

(3)State insurance laws impose various requirements, such as receipt of a tax waiver, before payment of the death benefit may be made. In addition, payment of the death benefit is subject to the provisions of the policies regarding suicide and incontestability.

         On each policy anniversary to which premiums have been duly paid, Equitable will determine the "variable adjustment amount" to take account of investment experience of the Account for the previous year. Provided premiums are duly paid, the death benefit during a policy year will equal the sum of (i) the face amount and (ii) the "variable adjustment amount" (established at the beginning of the policy year) if positive. The amount of the death benefit determined at the beginning of the policy year is guaranteed not to go below that amount for the entire policy year; conversely it will not be adjusted upward during that period.(4)

         The proceeds payable to the beneficiary will be adjusted to reflect any premiums paid past the end of the policy month in which death occurs, any outstanding indebtedness and any premium due if death occurs during the grace period. The proceeds payable on death also reflect interest from the date of death to the date of payment.

         Equitable will make payment of the death benefit out of its general account, and will transfer assets from the Account to the general account in an amount equal to the reserve in that Account determined without regard to the guaranteed minimum death benefit. The excess, if any, of the face amount over the amount transferred will be paid out of the general account reserve maintained for that purpose.

         In lieu of payment of the death benefit in a single sum, a settlement option may be selected as described immediately above with respect to cash surrender values.

                              c. Exchange of Policy
                                 ------------------

         Equitable's policies provide that the policyowner, within 18 months of issuance, may exchange the policy, without submission of new evidence of insurability, for a permanent fixed benefit insurance policy if any outstanding loan plus accrued interest is repaid.(5) The new policy will have a fixed amount of coverage equal to the initial face amount of the policy. This exchange privilege is designed to permit the policyowner to change his mind ab initio and obtain a

----------
(4)Older series of policies provide that the death benefit in no event will be less than the amount of insurance under the reduced paid-up fixed benefit option on lapse, assuming that premiums had been paid to the date of death and such option had become effective on such date. The purpose of this provision is to cover a remote contingency, under a policy in force for many years, where there has been an abnormally sharp rise in the value of the Account's assets during the policy year of death. "SP-1". and "The Champion" have a similar provision.

(5) For one Series of "SP-1" and for "The Champion," the period is 24 months.

fixed benefit policy based on the original issue age for the policy -- just as if the policyowner had originally decided to buy fixed benefit insurance.

         Certain adjustments will be made to achieve this result. If the exchange is made from the "Basic," "SP-1" (as issued starting in 1984) and "The Champion" Policies, the policyowner will be required to pay the difference in premiums between the variable and fixed policies. If the exchange is made from the "Expanded" and "SP-1" (as issued in 1983) Policies, the policyowner will receive a refund of the difference in premiums, not to exceed the difference in tabular cash values.(6) Furthermore, any difference between the total cash value and tabular cash value of the policy (arising from investment experience in the Account different from the assumed rate of investment return) will be paid to the policyowner if positive, or by the policyowner if negative. For "The Champion" Policy, this adjustment also reflects the declared rate of return on the fixed Policy. Therefore, favorable investment experience in the Account may be used to reduce the payment by the policyowner on exchange; unfavorable investment experience could require a payment by the policyowner. The cash value used for this purpose will be that next computed after receipt, at Equitable's Regional Life Insurance Center, of the policy and a signed request for exchange.

         Once the exchange takes effect, Equitable will transfer assets from the Account to the general account in an amount equal to the policy reserve in the Account.

                         d. Default and Options on Lapse
                            ----------------------------

         A premium not paid on or before its due date is in default. Equitable Variable's policies provide, however, for a grace period of 31 days for the payment of each premium after the first. The insurance continues in force during the grace period, but, if the policyowner dies during the grace period, the portion of the premium which is applicable to the period from the premium due date to the end of the policy month in which death occurs is deducted from the death benefit.

         Within three months after the date of default, if a policy is not surrendered, the cash surrender value, less any indebtedness, may be applied under one of the options on lapse for continued insurance not requiring payment of premiums. These options provide for (i) reduced paid-up whole life insurance or (ii) fixed

----------
(6)This procedure is designed to avoid discrimination by preventing a policyowner from utilizing the exchange privilege in order to obtain lower premiums for fixed benefit insurance, or higher cash surrender values under the policies, than otherwise would be available.

benefit extended term insurance. The cash value applied under an option will be that at the next computed value on the date on which the option takes effect (on the date of lapse for the variable reduced paid-up option). Equitable simultaneously will transfer assets from the Account to the general account in an amount equal to the policy reserve held in that Account (except for the variable reduced paid-up option). Except as stated below, under a policy issued at other than standard rates, the policyowner may not elect the extended term insurance option, and the fixed reduced paid-up whole life insurance option will become effective at the end of the three-month period.

         The reduced paid-up whole life insurance option provides for a fixed amount of paid-up whole life insurance which the cash surrender value of the policy, less any indebtedness on the date the option becomes effective, will provide. "The Champion" has the additional option of variable reduced paid-up insurance. Once determined, it will vary with the investment experience of the Account, without any guaranteed minimum.

         The extended term insurance option provides for a fixed amount of insurance equal to the death benefit, less any indebtedness, as of the date of lapse (determined as if default had not occurred). The insurance continues for as long a period as the cash value of the policy, less any indebtedness on such date, will purchase.

         If the policyowner has not elected reduced paid-up whole life insurance within three months after the date of default, the extended term insurance option will automatically apply thereafter. Fixed reduced paid-up insurance will apply instead if the extended term insurance option is not available. However, if the policyowner dies after the grace period but within three months after the date of default, the greater of the benefit under the fixed reduced paid-up or extended term insurance will apply even though such extended term insurance option is not otherwise available and notwithstanding any election for a reduced paid-up whole life insurance option.(7)

                                 e. Policy Loan
                                    -----------

         Equitable policies provide that a policyowner, if no premium is in default beyond the grace period,(8) may take a loan of up to 90% of the cash value upon

----------
(7)Older policies differ slightly.

(8)The policy also provides for a loan value while premiums are in default and the policy is in effect under the option on lapse for reduced paid-up whole life insurance, but not the option on lapse for extended term insurance.

assignment to Equitable of the policy as sole security.(9) The cash value for this purpose will be that next computed after receipt, at Equitable's Administrative Office, of a signed loan request or, under certain circumstances and up to a specified maximum amount, a verbal request. Payment of the loan out of Equitable's general account will be made to the policyowner within seven days after such receipt.

         Interest on a loan accrues daily at an effective annual rate of 5% and is compounded on each policy anniversary.(10) Policyowners (except for "SP-1") may elect (in writing) an interest rate which is adjustable on a periodic basis. A rate will be determined as of the beginning of each policy year and will apply to a new or outstanding loan during that policy year. The annual loan interest rate for a policy year will be the greater of 5% (5-1/2% for "The Champion") or the monthly Average Composite Yield on a seasoned Corporate Bonds published by Moody's Investors Service, Inc., for the month ending two months before the beginning of the policy year. The loan interest rate for a policy year after the first will be the same as it was for the immediately preceding policy year if the formula above would produce a change of less than 1/2 of 1% from the rate for the preceding year. Election or re-election, where permitted by state law, of the adjustable loan rate will not take effect until a policyowner's next policy anniversary.

         The amount of any outstanding loan plus accrued interest is called an "indebtedness". Except when used to pay premiums, a loan will not be permitted unless it is at least $100 more than the existing indebtedness, if any. A loan does not affect the amount of the premiums due. When a loan is made, the portion of the assets in the Account (which is a portion of the cash value and which also constitutes a portion of the reserves for the death benefit) equal to the indebtedness created thereby is transferred by Equitable from the Account to the general account. Allocation of the loan between the Accounts will be proportionate to the net cash value in each Account on the date the loan is made. Where the fixed interest rate applies, Equitable credits the policy with a 4% rate of return (4-1/2% for "The Champion"). Where the Adjustable Loan Interest Rate applies, Equitable credits the policy with a rate of return which is.75% below the interest rate charged, minus any charges for taxes or reserves for taxes. Because of the transfer, a portion of the policy is not variable during the loan period (except in accordance with the Adjustable Loan Interest
Rate) and,

----------
(9)For "The Champion", the loan value is somewhat higher.

(10)Interest rates on older policies differ and the interest rate for "The Champion" is 5-1/2% year.

therefore, the death benefit above the guaranteed minimum amount and the cash value are permanently affected by any indebtedness, whether or not repaid in whole or in part.

         The guaranteed minimum death benefit is not affected by an indebtedness if premiums are duly paid. However, on settlement, the amount of any outstanding indebtedness is subtracted from the death benefit.

         Whenever the then outstanding indebtedness under a policy attributed to a Fund equals or exceeds the cash value allocated to that Fund, that Fund will become inactive for a policy and the benefit base and loan balance will be transferred to the other Funds based on the proportions that the unloaned amounts in each of the other Funds bears to the unloaned amount of the total cash value. In addition, the premium allocation for that Fund is reduced to zero. If the total outstanding indebtedness exceeds the total cash value, the policy terminates 31 days after a notice has been mailed by Equitable to the policyowner and any assignee of record at their last known addresses, unless a repayment is made within that period.

                            f. Transfers among Funds
                               ---------------------

         An owner may transfer the benefit base among the Funds up to four times in a policy year. Transfers go into effect upon receipt of the written request at their next computed cash value and there is no charge. (Benefit base equals cash value for "Basic" and "Expanded" policies or account value for "SP-1" and "Champion" policies, in each case plus any unearned net annual premium.)

                        g. Right of Withdrawal Procedures
                           ------------------------------

         Equitable's policies provide that the policyowner, within 10 days after receipt of the policy, may return the policy and receive a full refund of any premium paid.(11) Such a provision is required under the insurance laws of a number of states.

----------
(11)The postmark date on the envelope containing the policy will determine whether a certificate has been surrendered within Equitable's withdrawal period.

II.               "Public Offering Price":  Purchase and Related
                  Transactions -- Section 22(d) and Rule 22c-1
                  --------------------------------------------

         This section outlines those principal policy provisions and administrative procedures which might be deemed to constitute, either directly or indirectly, a "purchase" transaction. Because of the insurance nature of the policies, the procedures involved necessarily differ in certain significant respects from the purchase procedures for mutual funds and contractual plans. The chief differences revolve around the premium rate structure, the insurance underwriting (i.e., evaluation of risk) process and Equitable's advancement of the "net annual premium" whether or not a premium has been paid. There are also certain policy provisions -- such as reinstatement and loan repayment -- which do not result in the issuance of a policy but which require certain payments by the policyowner and involve a transfer of assets supporting the policy reserve into the Account.

                 a. Premium Schedules and Underwriting Standards
                    --------------------------------------------

         Premiums for Equitable's policies will not be the same for all policyowners. The chief reason is that the principle of pooling and distribution of mortality risks is based upon the assumption that each policyowner pays a premium commensurate with the Insured's mortality risk which is actuarially determined based upon factors such as age, sex, health and occupation. In the context of life insurance, a uniform premium (or "public offering price") for all Insureds would discriminate unfairly in favor of those Insureds representing greater mortality risks to the disadvantage of those representing lesser risks. Accordingly, although there will be no uniform "public offering price" for all policyowners, there will be a single "price" for all policyowners in a given actuarial category.

         The policies will be offered and sold pursuant to established premium schedules(12) and underwriting standards and in accordance with state insurance laws. Such laws prohibit unfair discrimination among Insureds, but recognize that premiums must be based upon factors such as age, sex, health and occupation. Premiums and the manner in which they are determined will be described in the Account's and Equitable's 1993 Act prospectuses. The prospectuses also will specify premiums for illustrative ages and offer to furnish premium information applicable to any proposed Insured upon request. In addition, an illustration showing the premiums to be paid by a policyowner will be delivered along with the policy.

----------
(12)In accordance with industry practice, Equitable will establish procedures to handle errors in initial and subsequent premium payments, to refund overpayments and to collect underpayments, except for the minimis amounts.

         Upon receipt of a completed application from a proposed policyowner, Equitable will follow certain insurance underwriting (i.e., evaluation of risks) procedures designed to determine whether the proposed Insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed policyowner before a determination can be made. A policy cannot be issued, i.e., physically issued through Equitable's computerized issue system, until this underwriting procedure has been completed.

         The date on which a policy is issued is referred to as the "issue date". It represents the commencement of the suicide and contestable periods for purposes of the policies. The date as of which the insurance age of the proposed Insured is determined is referred to as the "register date". It represents the first day of the policy year and therefore determines the policy anniversary. It marks the commencement of the variability of benefits, except as noted below.

         These processing procedures are designed to provide immediate benefits to the proposed policyowner in connection with payment of the initial premium and will not dilute any benefit payable to any existing policyowner. Although a policy cannot be issued until after the underwriting process has been completed, the proposed policyowner will receive immediate insurance coverage, if he has paid his first premium and proves to be insurable. If the full first premium is paid with the application, and no medical evidence is required, the register date will be the application date, so that variability of benefits will commence as of that date. If the full first premium is not paid with the application, the register date will be the date we receive the latest of the application, the full first premium and any required medical evidence.

         Except for "SP-1", there are two principal variations in the foregoing procedure. First, if the policyowner wishes that his permanent insurance protection and variability of benefits commence at a future date, he can select a period of preliminary term insurance of up to 120 days. The register date then will be at the end of the preliminary term period. Second, subject to state insurance laws, the proposed policyowner may backdate the policy up to six months, so that the premiums are based on a lower issue age. In this situation, Equitable will attach a rider to the policy so that the variability of benefits will not

----------
(13)For "SP-1" policies, if the premium is not received at the Administrative Office within 10 days of the application date, variability will commence as of the date of receipt.

commence on the earlier register date, but on the date of completion of the application if the initial premium is paid with the application or, if the first premium is not paid with the application, the issue date.

         Equitable will require that the policy be delivered with a specific delivery period to protect itself against anti-selection by the proposed policyowner resulting from a deterioration of his health. Generally, the period will not exceed the shorter of 30 days from the date the policy is issued and 75 days from the date of Part 2 of the Application.

         Equitable will transfer the policy's first year "net annual premium" from its general account to the Account on the date the initial premium is reported paid, unless, as noted above, the policyowner selects a period of preliminary term insurance in which case the first year "net annual premium" will be transferred to the Account on the register date. This differs slightly for single premium policies.

                      c. Anniversary and Premium Processing
                         ----------------------------------

         Except for "SP-1", at each policy anniversary (so long as premiums have been paid to that date), Equitable will transfer from the general account to the Funds the portion of the "net annual premium" allocated to each Fund by the policyowner, irrespective of whether premiums are due annually, semi-annually, quarterly or monthly. This procedure will sometimes result in Equitable's advancing monies prior to receipt of premiums.

         The amount of the "net annual premium" will depend upon such factors as the plan of insurance, the policyowner's age, sex and risk classification, the policy's face amount, and the period for which the policy has been in force. The amount of the "net annual premium" for the second, third and fourth policy years will be at least equal to the "net annual premium" for the first policy year, and the "net annual premium" for subsequent policy years will be at least equal to that for prior years.

         Premiums payable on an annual basis, which correspond to Equitable's transfer of the "net annual premium" to the Account, are based upon the assumption that, on the average, they will be paid on the anniversary, although some may be paid before and some later in the grace period.

         Premiums payable other than annually are based on the assumption that they will be paid on their due dates. Until such premiums are paid, Equitable will suffer a loss of interest from having advanced the "net annual premium" for the policy on the anniversary date. In order to reimburse Equitable for this loss of


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                                     - 13 -


interest, premiums include a charge based on an assumed annual interest rate. All premiums include a charge to reimburse Equitable for the increased costs incurred in billing and collecting. This charge is part of the administrative annual policy fee which is reflected in the premiums.

                                d. Reinstatement
                                   -------------

         If premiums are in default and if the policy has not been terminated by payment of its cash surrender value, the policy may be reinstated within five years from the date of default, upon production of evidence of insurability satisfactory to Equitable and payment of the greater of (a) all overdue premiums with interest at 6% compounded annually or (b) 110% of the difference between
(i) the excess of the cash surrender value immediately following reinstatement over the cash value immediately preceding reinstatement and (ii) any indebtedness in effect at the date any option on lapse became effective, with interest at 5% (5-1/2% for The Champion), compounded annually to the date of reinstatement and any other requirements dictated by state law. Upon reinstatement the policy will have the same death benefit, cash value and indebtedness, if any, as if default had not occurred. This reinstatement provision is designed to comply with the insurance law of a number of states.

                              e. Repayment of Loan
                                 -----------------

         A loan made under Equitable's Policies may be repaid with an amount equal to the monies borrowed with interest at the 5% fixed rate (5-1/2% for The Champion) or applicable Adjustable Loan Interest Rate.(14)

         When a loan is made, Equitable will transfer from the Account to the general account a proportionate amount of each Division's cash surrender value totaling the loan amount. Since Equitable will credit these assets with interest at the rate of 4% (4-1/2% for The Champion), where the fixed loan rate is 5% (or 5-1/2%), or a rate of return which is .75% below the Adjustable Loan Interest Rate (minus any charges for taxes or reserves for taxes), Equitable will realize the difference between these rates and the loan rates in order to cover certain expenses and contingencies. Upon repayment of indebtedness, Equitable will reduce its general account policy loan asset and transfer assets supporting corresponding reserves to the Funds in proportion to the loan balance in each Fund.

----------
(14)Interest rates on older policies differ.

                          f. Correction of Misstatement
                                  of Age or Sex
                                  -------------

         If Equitable discovers that the age or sex of the Insured has been misstated, Equitable will reconstruct the policy by determining what benefits the premium paid would have purchased at the correct age or sex. Special adjustments may have to be made if the resultant face amount is below Equitable's minimum size policy. Once benefits are redetermined, Equitable will make any necessary transfers of assets into or out of the Account to reflect the reserve for the redetermined benefits and the correct age and sex of the Insured. Any amounts transferred to the general account will be treated as surplus available generally for policy benefits, expenses and other liabilities of Equitable.

                          g. Reduction in Premium Rate
                                 Classification
                                 --------------

         By administrative practice, Equitable will reduce the premium rate classification for an outstanding policy if new evidence of insurability demonstrates that the policyowner qualifies for a lower premium classification. After the reduced rating is determined, the policyowner will pay a lower premium thereafter, and Equitable will make any necessary transfers of assets into or out of the Account to reflect the reserve for benefits at the proper rating. Any amount transferred to the general account will be treated as surplus available generally for policy benefits, expenses and other liabilities of Equitable. Where applicable a similar change may be made for insureds who stop smoking.

                         h. Annual Calculation of Death
                              Benefit -- Rule 22c-1
                              ---------------------

         The method of calculating the death benefit under Equitable's policies is described under I.b. above. The calculation will be made on each policy's anniversary date (so long as premiums have been paid to that date), and the death benefit will remain constant during the policy year provided premiums are paid for such year.


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